Exhibit 99.1

News Corp Extends Contract with Chief Executive Robert Thomson

Agreement extends Thomson’s successful 12-year tenure as Chief Executive to 2030

New York, NY (June 22, 2025) – News Corp (NASDAQ: NWS, NWSA; ASX: NWS; NWSLV) announced today the extension of Robert Thomson’s contract, which will see him continue as Chief Executive through June 2030. The extension is a recognition of Mr. Thomson’s exceptional track record of transformational leadership, value creation and effective advocacy for journalism and intellectual property protection.

Since Mr. Thomson’s appointment as Chief Executive in 2013, News Corp has undergone significant transformation, with a focus on strategic investments in its core growth pillars—Dow Jones, Digital Real Estate Services and Book Publishing—and delivered its four most profitable years from fiscal 2021 to 2024, with continued strong performance in fiscal 2025. During this period of dramatic change across media and technology, News Corp has thrived, while many other media entities have floundered.

Under Mr. Thomson’s leadership, News Corp:

•Transformed its revenue base with a focus on recurring and digital revenues, materially reducing exposure to cyclical advertising (digital revenues account for 50% of total revenues as of fiscal 2024 compared to roughly 20% in 2014)
•Reshaped its portfolio, particularly with the 2020 re-segmentation of Dow Jones, which has since doubled in profitability, and the sale of Foxtel to DAZN in April of this year
•Signed landmark agreements with major technology platforms, including most recently with OpenAI, to license the company's intellectual property in exchange for meaningful compensation
•Achieved an Investment Grade Credit rating across all key credit agencies, driven by improved asset mix and a pristine balance sheet
•Completed key acquisitions of OPIS and Base Chemicals at Dow Jones, making its B2B offering the largest contributor to segment profitability in fiscal 2024 and a key driver of expected future growth
•Oversaw the strong performance in Book Publishing, including growth in audiobooks supported by the strategic partnership with Spotify

“Robert has been instrumental in News Corp’s growth and transformation, and his vision and leadership are extremely important as the company continues to navigate this era of rapid change,” said News Corp Chair Lachlan Murdoch. “Robert has created exceptional shareholder value, orchestrated a meaningful transformation of our asset base, and made strategic investments in growth drivers like Dow Jones, Digital Real Estate Services and Book Publishing. He is a crucial voice in the fight for publishers and journalists in the digital age, and a strong advocate for intellectual property rights. I look forward to his continued leadership.”

About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://newscorp.com.

Contacts

News Corp Corporate Communications
Arthur Bochner
646-422-9671
abochner@newscorp.com

News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com